UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): December 2, 2008

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 2, 2008 and December 3, 2008, Comverge, Inc. voluntarily prepaid outstanding indebtedness under certain Subordinated Convertible Notes due and payable to various note holders (the “Notes”). The Notes, which were part of a series of 19 Subordinated Convertible Notes~~,~~ totaling $17.0 million in aggregate principal, were issued by Comverge on July 23, 2007, as part of the consideration paid for the acquisition of Enerwise Global Technologies, Inc. Comverge paid a total of $6.8 million in cash including accrued interest, and there were no penalties associated with the pre-payment. The Notes, which bore interest at a rate of 5.5% per annum, would have matured on April 1, 2009, and were convertible into shares of Comverge common stock at the option of the note holders. The Notes were prepaid pursuant to a provision thereof allowing prepayment with the consent of the holder. In addition to Comverge’s agreement to pay the outstanding principal under the Notes prior to maturity, the holders of the Notes agreed to accept less than the face value of the Notes, a discount rate of 2% or approximately $137,000, in complete satisfaction of Comverge’s obligations under the Notes.

As disclosed on its Form 8-K dated November 14, 2008, Comverge has previously pre-paid $9.3 million of the Notes, at a discount of approximately $186,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi

Name: Michael Picchi

Title: Chief Financial Officer

Dated: December 5, 2008